EXHIBIT 10.16

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated effective as of September 30, 2004, is entered into by and between Ciprico Inc., a Delaware corporation (the “Company”) and James W. Hansen, a Minnesota resident (“Executive”).

WHEREAS, the Company desires to employ Executive upon and subject to the terms and conditions set forth in this agreement (“Agreement”), and Executive desires to render services for the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.             Employment.  The Company hereby employs Executive as Chief Executive Officer and President and other such positions of divisions or subsidiaries as assigned by the Board of Directors, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.             Term of Employment.  The term of Executive’s employment hereunder shall commence on the effective date hereof and shall continue for an initial term of two (2) years (“Initial Term”).  Prior to and within ninety (90) days of a date that is one year prior to the expiration of the Initial Term, the Board of Directors, or committee thereof, shall review Executive’s goals and objectives and notify Executive in writing whether the Agreement will be extended for an additional one year beyond the scheduled termination date or notification date, whichever is later, or terminate as scheduled.  If the Agreement is renewed upon expiration of the Initial Term, the Company shall notify Executive in writing whether the Agreement will be renewed for additional one year, or terminate as scheduled, ninety (90) days prior to the expiration date of then extension term.  If Executive chooses not to extend the Agreement, Executive must notify the Company in writing within thirty (30) days of Executive’s receipt of the extension.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated as provided in Section 8 below.  The Initial Term and additional terms are collectively referred to as “Term of Employment”).

3.             Position and Duties.

3.01         Service with Company.  During his Term of Employment, Executive agrees to perform such reasonable employment duties, consistent with the terms of this Agreement and the offices held by Executive as provided in section 1 above, as the Board of Directors of the Company shall assign to him from time to time.  Such duties and employment responsibilities is set forth in Exhibit A and shall be performed in accordance with the Company’s rules, regulations and instructions now in force or which may be adopted by the Company in the future.

3.02         Performance of Duties.  During his Term of Employment, the Executive agrees to serve the Company to the best of his ability.  The Executive shall have active involvement and be fully committed to the business and affairs of the Company.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.  During his Term of Employment, Executive shall not render or perform services for any other corporation, firm, entity or person that is in competition with the business of the Company.

3.03         Noncompetition.  In consideration of the payments to be made to the Executive under this Agreement as provided in Sections 4.05 and 8.02 which the Executive acknowledges constitute new and valuable consideration, the Executive hereby covenants and agrees that during the Term of Employment or any successor employment relationship between Executive and the Company, and for a period of twelve (12) months following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, control, act as an advisor or consultant to, or participate in, the ownership, management, operation, or control of any business involving the digital media storage device and related services in any geographic market served by the Company during the Restricted Period; provided, however, that the foregoing shall not prevent the Executive from owning not more than two percent (2%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

3.04         Nonsolicitation.  In consideration of the payments to be made to the Executive under this Agreement as provided in Sections 4.05 and 8.02 which the Executive acknowledges constitute new and valuable consideration, the Executive hereby covenants and agrees that during the Term of Employment or any successor employment relationship between Executive and the Company, and for a period of twelve (12) months following the termination of the employment relationship between Executive and the Company, Executive agrees that he will not solicit or accept, either directly or indirectly, as an individual or through a partnership, corporation, or other entity, any employee of the Company or consultant under contract with the Company for employment or any other arrangement for compensation to perform services.

4.             Compensation.

4.01         Base Salary           As base compensation for all services to be rendered by the Executive under this Agreement during the Term of Employment, the Company shall pay to Executive a minimum monthly base salary of $11,500 per month for the first twelve (12) months and $12,333 per month for the second twelve months of the Initial Term, which salary shall be paid in accordance with the Company’s normal payroll procedures and policies and be reviewed annually by the Board of Directors.

4.02         Stock Ownership.

(a)           Stock Options.  Executive shall be granted, at signing, an option to purchase 50,000 shares of the Company’s common stock, par value $.01 per share, pursuant to the Company’s Qualified Stock Option Plan, at an exercise price equal to 125% of the closing sale price for such common stock on the day of issuance consistent with past practices.  All such stock options shall be granted under, and pursuant to all terms and conditions of, the Qualified Stock Option Plan.  The Board may consider additional grants annually.  These stock options will vest in accordance with the terms of the Qualified Stock Option Plan.

(b)           Stock Purchase.  If Executive has not purchased at least 50,000 shares of Company’s Common Stock in the open market by December 31, 2004, the Company agrees, at Executive’s sole discretion, to sell to Executive the number of shares of its Common Stock equal to the difference of 50,000 and the number of shares Executive purchased in the open market between September 1, 2004 and December 31, 2004.  The purchase of such shares by Executive from the Company shall be at a purchase price equal to the closing sale price of Company’s Common Stock on the date of such purchase.  Executive shall make the election and effect the purchase no later than January 15, 2005.

4.03         Benefits.  Executive shall be eligible to participate such company-sponsored benefits as are provided to executive employees of the Company, subject to the terms and conditions of the applicable policies and/or plans.

4.04         Expenses.  The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company’s normal policies for expense verification.  Executive shall be entitled to reimbursement for educational expenses approved by the Board of Directors.

4.05         Consulting Arrangement.  The Company will pay The Hansen Company, an affiliate of Executive, $1,000 per month for the first twelve (12) months of the Initial Term and $1,250 per month for the second twelve (12) months of the Initial Term for strategic planning services.

4.06         Development.  Executive will receive an annual written performance review from the Board of Directors, or committee thereof, and the Company will pay for any developmental, learning or training experiences recommended by the Board of Directors or committee thereof.

4.07         Bonuses.  Executive shall be eligible to participate in the Company’s short-term and long-term management bonuses programs as defined by management and approved by the Board.

5.             Confidential Information.  Except as permitted or directed by the Company’s Board of Directors, during the Term of Employment or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Term of Employment, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company.  Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, that any disclosure or other use of such knowledge or information other than for the sole benefit of the

Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Term of Employment, Executive will refrain from any act or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.  It is hereby acknowledged that it is not the intention of the foregoing provisions to preclude the Executive from securing gainful employment with subsequent employers who are not competitors of the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect the Company’s confidential and proprietary information or knowledge.

6.             Ventures.  If, during the Term of Employment, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company.  Except as formally approved by the Company’s Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

7.             Patent, Copyrights and Related Matters.

7.01         Disclosure and Assignment.  Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term of Employment, or within six (6) months thereafter, whether or not during regular working hours, relating to any phase of the business of the Company conducted at such time (hereinafter referred to as “Developments”).  Executive, to the extent that he has the legal right to do so, hereby assigns and agrees to assign to the Company and all of the Executive’s right, title and interest in and to any and all of such Developments.

7.02         Future Developments.  As to any future Developments made by Executive and which are first conceived or reduced to practice during the Term of Employment, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within sixty (60) days thereafter, shall claim ownership of such Development under the terms of this Agreement.  If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules of the American Arbitration Association.  The locale of the arbitration shall be Minneapolis, Minnesota (or other locale convenient to the Company’s principal executive offices).  If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

7.03         Limitation on Section 7.01 and 7.02.  The provisions of section 7.01 and 7.02 shall not apply to any Development meeting the following conditions:

(a)           such Development was developed entirely on Executive’s own time;

(b)           such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

(c)           such Development does not relate (i) directly to the business of the Company, or (ii) of the Company’s actual or demonstrably anticipated research or development.

7.04         Executive Assistance.  Executive agrees to assist Company in obtaining patents or copyrights on any Developments assigned to the Company that Company, in its sole discretion, seeks to patent or copyright.  Executive also agrees to sign all documents and do all things deemed necessary by Company to obtain and/or maintain such patents or copyrights, to assign them to Company, and to protect them against infringement.  The obligations of this Section 7 are continuing and shall survive the termination of Executive’s employment with Company.

7.05         Appointment of Agent.  Executive irrevocably appoints the Company to act as Executive’s agent and attorney in fact to perform all acts necessary to obtain/or maintain patents or copyrights to any Developments assigned by Executive to Company under this Agreement if (i) Executive refuses to perform those acts or (ii) is unavailable, within the meaning of the United States patent and copyright laws.  Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive and the termination of Executive’s employment with Company.

7.06         Notice and Acknowledgment.  Executive acknowledges that this section of this Agreement does not apply to a Development for which there was no equipment, supplies, facilities or trade secret information of the Company used and which was developed entirely on Executive’s own time, and which does not relate directly to the business of the Company or the Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by Executive for the Company.

8.             Termination.

8.01         Grounds for Termination.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement will terminate prior to the end of the Term of Employment under the following circumstances:

(a)           By mutual agreement of Executive and the Company;

(b)           Immediately upon the death of Executive;

(c)           Immediately upon the bankruptcy or insolvency of the Company;

(d)           Immediately, in the event of (i) Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any laws (other than minor traffic violations or similar offenses), or material breach of the policies or procedures of the Company; or

(e)           Upon Executive’s inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Board of Directors, and such inability continues for a period consistent with Company policy as may otherwise be required by applicable law.

Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

8.02         Severance Payments.

(a)           The rights and obligations of the Company and Executive as to a termination following a Change of Control (as defined in a Change of Control Agreement) are governed by a Change of Control Agreement between the Company and Executive dated effective as of September 1, 2004.  In the event of any inconsistencies between this Agreement and the Change of Control Agreement, the Change of Control Agreement shall control.

(b)           If Executive’s employment is terminated by the Company other than pursuant to Section 8.01(d) or in connection with a Change of Control, the Company shall pay Executive as severance pay an amount equal to the total compensation (base salary, target bonus and consulting pay) paid to Executive during the 12-month period immediately preceding his termination or the total compensation for the remaining portion of the Initial Term, whichever is greater, payable at the Company’s option in either a lump sum or in installments in accordance with the Company’s standard payroll policies (beginning after the expiration of any applicable consideration and/or rescission periods), subject to required withholding and deductions.  Any severance pay provided herein may, at Company’s discretion, be conditioned upon the execution of a full and final release by the Executive of all claims against the Company arising out of his employment and the termination thereof, the form of which will be provided by the Company.

8.03         Surrender of Records and Property.  Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  Provided, however, that Executive shall be entitled to retain items of sentimental value, copies of which shall be provided to the Company at the request of the Company and at the Company’s expense.

9.             Miscellaneous.

9.01         Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

9.02         Prior Agreements.  This Agreement, together with the Change of Control Agreement, contain the entire Agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

9.03         Withholding Taxes.  The Company shall withhold from all salary, bonus, severance pay or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.04         Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

9.05         No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement except by a statement in writing signed by the party by whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

9.06         Severability.  To the extent any term or provision of this Agreement shall be invalid or unenforceable, the term or provision shall be considered deleted herefrom and the remaining term and provision of the Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

9.07         Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company’s successor or assigns.  This Agreement shall not be assignable, in whole or in part, by Executive without prior written consent of the Company.

9.08         Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 3, 5, 6 and 7.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction, to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

9.09         Survival.  The parties agree that sections 3, 5 and 7 shall survive termination of this Agreement and term of Executive’s employment for any reason.

9.10         Blue Pencil Doctrine.  In the event that any provision of this Agreement is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

9.11         Mandatory Arbitration.  In the event any dispute arises under this Agreement, or as to the breach hereof, the parties shall discuss the dispute in a good faith effort to arrive at a mutual settlement.  If notwithstanding, such dispute cannot be settled, except for sections 9.08 (which the parties specifically acknowledge and agree entitles the Company to, among other relief, injunction relief, relief in any court of competent jurisdiction if Executive breaches section 3, 5, 6 and 7), such dispute shall be submitted to binding arbitration conducted in Minneapolis, Minnesota, in accordance with the then-current Commercial Rules of the American Arbitration Association ) (“AAA”).  The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party; otherwise the costs and expenses shall be shared equally by Executive and the Company.  The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the parties, and shall not be subject to any appeal or review if the arbitrators have followed the Commercial Rules of the AAA.  The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this Agreement.  Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

CIPRICO INC.

By:	/s/ Michael M. Vekich
Its	Chairman of the Audit Committee

EXECUTIVE

/s/ James W. Hansen
James W. Hansen

CHANGE OF CONTROL AGREEMENT

Parties:	Ciprico Inc.	(“Company”)
17400 Medina Road
Plymouth, MN 55447

	James W. Hansen	(“Employee”)

Effective Date: September 30, 2004

RECITALS:

1.             Employee is employed by Company pursuant to an Employment Agreement dated September 30, 2004.

2.             The parties recognize that a “Change of Control” may materially change or diminish Employee’s responsibilities and substantially frustrate Employee’s commitment to the Company.

3.             The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a “Change of Control Termination” to encourage Employee to continue in his position in the event of a Change of Control, although no such Change of Control is now contemplated or foreseen.

4.             The parties further desire to provide for certain benefits payable upon certain involuntary terminations of Employee’s employment.

AGREEMENTS:

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term of Agreement.  The term of this Agreement shall commence on the Effective Date and shall continue in effect until termination of Employee’s employment which does not constitute a Change of Control Termination; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall instead continue in effect for a period of twelve (12) months following the date of such Change of Control.  Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

2.             “Change of Control.”  For purposes of this Agreement, “Change of Control” shall mean any of the following events occurring after the date of this Agreement:

(a)           A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

(b)           The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company by any person or entity or by a group of associated persons or entities acting in concert in one or a series of transactions, which causes the aggregate beneficial ownership of such person, entity or group to equal or exceed twenty percent (20%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities;

(c)           The sale of substantially all of the assets of the Company to any person or entity that is not a wholly-owned subsidiary of the Company;

(d)           The approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company;

(e)           A change in the composition of the Board of the Company at any time during any consecutive twenty-four (24) month period such that the “Continuity Directors” no longer constitute at least a seventy percent (70%) majority of the Board.

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For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twenty-four (24) month period or were elected by, or on the nomination or recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors; or

(f)            The execution by the Company of a letter of intent, an agreement in principle or a definitive agreement relating to an event described in Section 2(a), 2(b), 2(c), 2(d) or 2(e) that ultimately results in such a Change of Control, or a tender or exchange offer or proxy contest is commenced that ultimately results in an event described in Section 2(b) or 2(e).

3.             Termination.  For purposes of this Agreement, “Change of Control Termination” shall mean any of the following events occurring within twelve (12) months after a change of control occurring during the term of this Agreement.

(a)           The termination of Employee’s employment by the Company for any reason except Good Cause.  For purposes of this Agreement, “Good Cause” shall include, but not be limited to, the following:

(i)            Employee’s conviction of or plea of guilty or nolo contendere to a felony resulting from conduct occurring on or after the date of the Change of Control;

(ii)           Employee’s willful and repeated failure to fulfill his employment duties with the Company; provided, however, that for purposes of this clause (ii), an act or failure to act by Employee shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Employee’s action or omission was in the best interests of the Company;

(iii)          Employee’s incurable breach of any material element of any proprietary or confidential information agreement with the Company;

(iv)          Employee’s conduct that is materially detrimental to Company’s business reputation or goodwill;

(v)           Any dishonesty in dealing between Employee and Company or between Employee and Company’s vendors, advisors, other employees, or customers;

(vi)          Employee’s active use of alcohol or controlled substances in a manner which impairs Employee’s ability to perform his duties;

(vii)         Employee’s violation of any material portion of this Agreement;

(viii)        Employee’s failure to substantially perform his material duties, which failure is not cured within thirty (30) days after Employee’s receipt of written notice from Company specifying the non-performance.

In no event shall Employee’s death or disability (as defined below) constitute Good Cause.  “Disability” shall mean Employee’s failure or inability, for reasons of health, to perform Employee’s usual and customary duties on behalf of the Company in the usual and customary manner for a total of more than 90 consecutive business days (excluding Saturdays, Sundays and days during which the Company is closed due to a recognized holiday).

(b)           The termination of employment with the Company by Employee for Good Reason.  Such termination shall be accomplished by, and effective upon, Employee giving written notice to the Company of his decision to terminate.  “Good Reason” shall mean a good faith determination by Employee, in Employee’s sole and absolute judgment that any one or more of the following events has occurred on or after the date of the Change of Control without the Employee’s express written consent:

(i)            A change in Employee’s reporting responsibilities, titles or offices as in effect immediately prior to the date of the Change of Control, or any removal of Employee from or any failure to re-elect Employee to any of such positions, which has the effect of diminishing Employee’s responsibility or authority;

(ii)           A reduction in Employee’s base salary in effect immediately prior to the date of the Change of Control;

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(iii)          Requiring Employee to move to or work from a location that is outside of a fifty (50) mile radius of Employee’s job location on the date of the Change of Control;

(iv)          Without the adoption of a replacement plan, program or arrangement that provides benefits to Employee that are equal to or greater than those benefits that are discontinued or adversely affected:

(A)          The Company’s failure to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, stock purchase, stock option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Employee is participating immediately prior to the date of the Change of Control; or

(B)           The Company taking any action that would adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans, programs or arrangements; or

(v)           Any material breach by the Company of this Agreement so long as Employee has given the Company thirty (30) days notice of such breach, and the Company has not cured the breach during that thirty (30) day period.

Termination for “Good Reason” shall not include Employee’s death or a termination of employment by Employee for any reason other than the events specified in clauses (1) through (5) above.

4.             Compensation and Benefits.  Subject to the limitations contained in Section 5 below, upon a Change of Control Termination, Employee shall be entitled to the following compensation and benefits:

(a)           The Company shall pay to Employee:

(i)            Within five (5) days of the Change of Control Termination, all salary and other compensation earned by Employee through the date of the Change of Control Termination at the rate in effect immediately prior to such Change of Control Termination;

(ii)           Within fifteen (15) days of the Change of Control Termination, all other amounts to which Employee may be entitled to receive under any compensation plan maintained by the Company, subject to any distribution requirements contained in such compensation plans; and

(iii)          A severance benefit in a single lump sum payment, an aggregate amount equal to fifty percent (50%) of Employee’s then current annual base salary.

(b)           The Company shall provide, at no cost to Employee, continued coverage under the Company’s group life, health or dental benefit plans, if any, at a level comparable to the benefits which Employee was receiving or entitled to receive immediately prior to the Change of Control Termination or, if greater, at a level comparable to the benefits which Employee was receiving immediately prior to the event which constituted Good Reason.  Employee shall be entitled to such continued coverage for a six month period following such Change of Control Termination or, if earlier, until Employee is eligible to be covered for such benefits through his employment with another employer.  The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Employee.

5.             Payment of Attorneys Fees and Other Costs.  If, after a Change in Control of the Company, a good faith dispute arises with respect to the enforcement of Employee’s rights under this Agreement or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein or to recover damages for breach hereof, Employee shall recover from the Company (a) reasonable attorneys’ fees and necessary costs and disbursements incurred by Employee as a result of such dispute or such legal or arbitration proceeding, and (b) prejudgment interest on any money judgment or arbitration award obtained by Employee calculated at the prime rate announced from time to time by Wells Fargo Bank Minnesota, N. A., or the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended, or any successor provision, whichever rate is lower, such prejudgment interest to be paid from the date that payments to Employee should have been made under this Agreement.

6.             Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment related taxes required by law to be withheld with respect to such payments or benefits.

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7.             Successors and Assigns.  This Agreement shall inure to the benefit of and shall be enforceable by Employee, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place.  Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement and shall entitle Employee to the benefits provided in Section 4 as if Employee had terminated employment for Good Reason following a Change in Control.

8.             Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.  All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

For Ciprico:	17400 Medina Road
Plymouth, MN 55447

For Employee:	26 Highway 96 East
Dellwood, MN 55110

9.             Captions.  The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

10.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

11.           Construction.  Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

12.           Amendment; Waivers.  This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

13.           Entire Agreement.  This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Employee with respect to the subject matter hereof and constitutes the entire agreement and understanding between the parties hereto.  All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

14.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CIPRICO INC.

By:	/s/ Michael M. Vekich
Its:	Chairman of the Audit Committee

/s/ James W. Hansen
Employee

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